Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
REGULAR FOURTH QUARTER DIVIDEND OF $0.42 PER SHARE AND
ANNOUNCES SEPTEMBER 30, 2007 FINANCIAL RESULTS

FOURTH QUARTER DIVIDEND DECLARED

New York, NY – November 8, 2007 – Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.42 per share, payable on December 31, 2007 to stockholders of record as of December 14, 2007.

SEPTEMBER 30, 2007 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2007.

HIGHLIGHTS

Financial

•                  GAAP Net income:

•                  $22.9 million or $0.32 per share (basic and diluted)

•                  Core EPS(1):

•                  $0.34 per share (basic and diluted)

•                  Net investment income:

•                  $23.9 million or $0.34 per share

•                  Net realized and unrealized gains/losses:

•                  ($984,000) or ($0.02) per share

•                  Total fair value of investments at September 30, 2007 of $1.6 billion

•                  Net assets per share at September 30, 2007 of $15.74

•                  Stockholders’ equity at September 30, 2007 of $1.1 billion

•                  Declared 3rd Quarter 2007 regular dividend of $0.42 per share

•                  Completed a public add-on equity offering of 2,645,000 common shares, raising $42.3 million in net proceeds during the third quarter

Portfolio Activity

•                  Gross commitments made during period:

•                  $113.9 million

•                  Exits/repayments of commitments during period:

•                  $106.2 million

•                  Average total assets for the period:

•                  $1.7 billion

•                  Number of portfolio company investments as of September 30, 2007: 69

•                  Weighted average yield of debt and income producing equity securities as of September 30, 2007:  11.63%(2)

OPERATING RESULTS

For the quarter ended September 30, 2007, Ares Capital reported net income of $22.9 million or $0.32 per share. Net investment income for the third quarter was $23.9 million or $0.34 per share and net realized and unrealized gains were ($984,000) or ($0.02) per share.

As of September 30, 2007, total assets were $1.7 billion, stockholders’ equity was $1.1 billion and net assets per share was $15.74.

In the third quarter of 2007, Ares Capital made $113.9 million in new commitments across eight portfolio companies (2 new borrowers and 6 existing borrowers). Two separate private equity sponsors were represented in these new transactions. In total, as of September 30, 2007, 57 separate private equity sponsors are represented in the Ares Capital portfolio. Also, during the quarter, we made six investments in non-sponsored transactions. Of the $113.9 million in new commitments made during the quarter, approximately 30% were made in first lien senior secured debt, 24% in second lien senior secured debt, 32% in senior subordinated debt and 14% in equity/other securities. Of these investments, 54% were floating rate. During the third quarter, significant new commitments included:

•                  $40.0 million in first lien senior term debt and equity to a for-profit secondary education provider operating in Puerto Rico;

•                  $29.0 million in second lien senior term debt, revolver commitment and senior subordinated debt in an organic grocery store operator;

•                  $25.0 million in senior subordinated debt to a renal dialysis provider; and

•                  $10.0 million in second lien senior term debt to a business media consulting provider.

The fair value of Ares Capital’s investments at September 30, 2007 was $1.6 billion. These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 62% in senior secured debt securities (39% in first lien and 23% in second lien assets), 24% in senior subordinated debt securities, and 14% in preferred/common equity securities. As of September 30, 2007, the weighted average yield of debt and income producing equity securities was 11.63%(3) and 50% of the Company’s assets were in floating rate debt securities.

As of November 7, 2007, Ares Capital has issued $220.7 million of commitments since September 30, 2007. In addition, as of November 7, 2007, Ares Capital has an investment backlog and pipeline of approximately $306.7 million and $132.8 million, respectively. Ares Capital expects to syndicate a portion of these amounts to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. Ares Capital cannot assure you that we will make any of these investments.

“Consistent with trends in the broader market, our investment commitments were down sequentially in the third quarter, reflecting our increased conservatism against the backdrop of a correction in the broader leveraged finance market. Our lower investment pace during the quarter was largely due to a proactive effort on our part to reevaluate and restructure our existing backlog and pipeline of deals given the rapidly changing market environment during the quarter. We have since closed a number of these transactions at what we believe to be more attractive terms; since the end of the third quarter, we have closed approximately $220 million of new investment commitments, and expect continued momentum through year-end,” said President Michael Arougheti.

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. The most directly comparable GAAP financial measure is the net per share increase in stockholders’ equity resulting from operations, which is reflected above under the heading “GAAP Net Income”.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

(2) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt divided by (b) total debt and income producing equity securities at fair value.

(3) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt divided by (b) total debt and income producing equity securities at fair value.

“Over the last few years, we have been focused on positioning our portfolio and franchise to benefit if credit markets weakened. We remain committed to our investment strategy of pursuing appropriate risk-adjusted returns across market cycles by providing flexible financing solutions across the entire capital structure. We are encouraged by opportunities that we believe will be present in light of the broader market dislocation and with our ability to pursue those opportunities. We have a strong balance sheet, our portfolio is defensively positioned, credit quality in our portfolio remains excellent and we also believe that we have demonstrated our ability to access debt and equity capital in this difficult environment. We are also pleased with our ability to grow a diverse backlog and pipeline of potential transactions that we believe is well priced,” he added.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize its investments. Grade 4 is for those loans that involve the least amount of risk in the portfolio (i.e. the borrower is performing above expectations and the trends and risk factors are generally favorable). Grade 3 is for those loans that involve a level of risk that is similar to the risk at the time of origination (i.e. the borrower is performing as expected and the risk factors are neutral to favorable). Grade 2 is for those loans where a borrower is performing below expectations and indicates that the risk has increased materially since origination. Grade 1 is for those loans that are not anticipated to be repaid in full. As of September 30, 2007, the weighted average grade of the debt in Ares Capital’s portfolio was 3.0, and $10,222,345 aggregate principal amount of loans were placed on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2007, Ares Capital had $527.5 million in total debt outstanding. Subject to leverage restrictions, the Company had approximately $486.5 million available for additional borrowings under these credit facilities as of September 30, 2007.

During the quarter ended September 30, 2007, Ares Capital raised approximately $42.3 million in net proceeds from issuance of its common stock. A portion of these proceeds was used to repay outstanding indebtedness. The remaining proceeds are being used to fund investments in portfolio companies in accordance with our investment objectives and strategies and for general corporate purposes.

Also during the quarter, Ares Capital received a long-term issuer rating of Baa3 from Moody’s Investors Service and a long-term counterparty credit rating from Standard & Poor’s Ratings Service of BBB, which it believes will provide access to broader financing sources and further diversify its capital raising alternatives.

In addition, Ares Capital has received commitments from its lenders under its revolving credit facility to expand the borrowing capacity under the revolving credit facility from $350 million to $510 million and to increase the accordion feature of this facility such that the Company could further expand the capacity of this facility to $765 million.  Such commitments are subject to, among other things, definitive documentation and the Company cannot assure you that it will be able to obtain such increase and expansion.

DIVIDEND

For the three months ended September 30, 2007, Ares Capital declared a dividend on August 9, 2007 of $0.42 per share for a total of $30.4 million. The record date was September 14, 2007 and the dividend was distributed on September 28, 2007.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Thursday, November 8, 2007, at 10:00 a.m. (ET) to discuss its third quarter 2007 financial results. PLEASE VISIT OUR WEBCAST PAGE LOCATED IN THE STOCK INFORMATION SECTION OF THE INVESTOR RESOURCES PORTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast page located in the Stock Information section of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (877) 407-8033 approximately 5-10 minutes prior to the call. International callers should dial (201) 689-8033. All callers should reference “Ares Capital Corporation.” For the convenience of our stockholders, an archived replay of the call will be available through November 22, 2007 by calling (877) 660-6853. International callers please dial (201) 612-7415. For all replays, please reference account # 286 and conference ID # 257710. An archived replay will also be available on a webcast page located in the Stock Information section of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events on our future performance or financial condition.  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Alison Sternberg
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	As of
	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS

Investments at fair value (amortized cost of $1,616,635,547and $1,245,758,040, respectively)
Non-control/non-affiliate investments	$1,216,373,487	$991,529,464
Non-control affiliated company investments	288,372,864	244,292,372
Control affiliated company investments	110,826,428	—
Total investments at fair value	1,615,572,779	1,235,821,836
Cash and cash equivalents	48,707,617	91,538,878
Receivable for open trades	142,155	1,026,053
Interest receivable	17,428,045	10,121,104
Other assets	8,487,911	9,483,083

Total assets	$1,690,338,507	$1,347,990,954

LIABILITIES

Debt	$527,500,000	$482,000,000
Payable for open trades	—	60,000,000
Accounts payable and accrued expenses	3,483,917	2,027,948
Management and incentive fees payable	12,124,595	12,485,016
Interest and facility fees payable	2,904,578	2,044,586
Total liabilities	546,013,090	558,557,550

STOCKHOLDERS’ EQUITY

Common stock, par value $.001 per share, 100,000,000 common shares authorized, 72,684,090 and 52,036,527 common shares issued and outstanding, respectively	72,683	52,037
Capital in excess of par value	1,140,951,235	785,192,573
Accumulated undistributed net investment income	—	7,038,469
Accumulated net realized gains on sale of investments	4,364,267	7,086,529
Net unrealized depreciation on investments	(1,062,768)	(9,936,204)
Total stockholders’ equity	1,144,325,417	789,433,404

Total liabilities and stockholders’ equity	$1,690,338,507	$1,347,990,954

NET ASSETS PER SHARE	$15.74	$15.17

ARES CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Operations

	For the Three Months Ended		For The Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
From non-control/non-affiliate company investments:
Interest from investments	$35,827,080	$22,894,133	$99,972,569	$58,682,492
Capital structuring service fees	578,147	3,888,145	6,845,104	10,304,843
Interest from cash & cash equivalents	790,522	938,670	2,282,478	1,369,847
Dividend income	634,816	—	1,384,816	1,170,000
Other income	218,131	154,962	724,812	441,972
Total investment income from non-control/non-affiliate company investments	38,048,696	27,875,910	111,209,779	71,969,154

From non-control affiliated company investments:
Interest from investments	5,669,413	3,611,098	13,315,182	8,848,228
Capital structuring service fees	—	200,000	2,635,000	1,383,810
Dividend income	388,885	121,074	891,590	121,074
Other income	228,490	23,712	762,500	190,584
Total investment income from non-control affiliated company investments	6,286,788	3,955,884	17,604,272	10,543,696

From control affiliated company investments:
Interest from investments	1,355,340	—	3,181,102	—
Capital structuring service fees	2,107,231	—	2,899,231	—
Dividend income	121,074	—	121,074	—
Other income	12,305	—	29,918	—
Total investment income from control affiliated company investments	3,595,950	—	6,231,325	—

Total investment income	47,931,434	31,831,794	135,045,376	82,512,850

EXPENSES:
Interest and credit facility fees	9,352,749	4,901,647	25,466,645	11,405,010
Base management fees	6,158,583	3,660,997	17,062,254	9,311,853
Incentive management fees	5,966,012	4,464,141	16,949,183	14,327,424
Professional fees	1,039,619	618,059	3,529,025	1,766,147
Insurance	270,180	205,670	801,035	592,202
Administrative	291,000	201,763	736,357	567,787
Depreciation	103,425	99,595	306,903	148,896
Directors fees	64,750	52,750	192,750	189,919
Interest to the Investment Adviser	—	—	—	25,879
Other	855,059	552,221	2,268,655	937,837
Total expenses	24,101,377	14,756,843	67,312,807	39,272,954

NET INVESTMENT INCOME BEFORE INCOME TAXES	23,830,057	17,074,951	67,732,569	43,239,896

Income tax expense (benefit), including excise tax	(78,788)	(253,044)	(112,069)	4,927,471

NET INVESTMENT INCOME	23,908,845	17,327,995	67,844,638	38,312,425

REALIZED AND UNREALIZED NET GAINS ON INVESTMENTS:
Net realized gains (losses):
Net realized gains from non-control/non-affiliate company investments	7,398,059	1,611,935	(446,199)	26,055,526
Net realized gains from non-control affiliated company investments	—	—	—	47,283
Net realized gains from control affiliated company investments	3,488,289	—	3,808,759	—

Net realized gains (losses) from investments	10,886,348	1,611,935	3,362,560	26,102,809

Net unrealized gains (losses):
Net unrealized gains (losses) from non-control/non-affiliate company investments	(2,852,640)	(2,302,632)	9,431,260	(14,797,305)
Net unrealized gains (losses) from non-control affiliated company investments	(9,018,072)	1,503,824	(7,968,317)	(941,094)
Net unrealized gains form control affiliated company investments	—	—	7,410,493	—

Net unrealized gains (losses) from investments	(11,870,712)	(798,808)	8,873,436	(15,738,399)

Net realized and unrealized gains (losses) from investments	(984,364)	813,127	12,235,996	10,364,410

NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$22,924,481	$18,141,122	$80,080,634	$48,676,835

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.32	$0.39	$1.25	$1.19

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	70,712,458	46,880,245	64,296,949	41,018,821

SCHEDULE 1

Reconciliation of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliation of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2007 and September 30, 2006 is provided below.

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Basic and diluted Core EPS(1)	$0.34	$0.37	$1.06	$1.11
Realized and unrealized gains (losses), net	(0.02)	0.02	0.19	0.25
Incentive fees attributed to realized gains (losses)	—	0.00	—	(0.07)
Income tax expense related to realized gains	—	—	—	(0.10)
Basic and diluted GAAP EPS	$0.32	$0.39	$1.25	$1.19

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.